Exhibit 99.1

TEGAL CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2005 FINANACIAL RESULTS

Petaluma, Calif., May 19, 2005 — Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Fourth Quarter and Fiscal Year 2005, which ended March 31, 2005. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail at 2pm Pacific Time, today, Thursday May 19, 2005. More information about the conference call is provided below.

Fourth Quarter and Fiscal 2005 Highlights

o	Revenues for the fourth quarter were $3.6 million, a decrease of 42% from the same quarter one year ago, and an increase of 23% from $2.9 million reported in the fiscal third quarter of 2005. Revenues for the fiscal year were $14.9 million, a decrease of 10% from $16.5 million in the prior fiscal year.
o	Net losses for the fourth quarter were ($3.4) million or ($0.07) per share and for the full year were ($14.9) million or ($0.32) per share. These results compare to a loss of ($1.6) million ($0.06) per share in the fourth quarter last year and a loss of ($12.6) million ($0.56) per share for fiscal 2004.
o	Operating losses for the fourth quarter were ($3.4) million, including the effect of a charge of $0.8 million for excess inventory, compared to a positive $62 thousand in the same quarter last year. The company posted operating losses of the year of ($13.1) million, which included a $1.7 million non-cash charge for IPR&D related to its acquisition of First Derivative Systems, Inc. The operating loss in the prior fiscal year was ($7.2) million, which included a $2.2 million IPR&D charge and a $1.0 million excess inventory charge.
o	The company shipped a total of thirteen plasma etch and sputtering systems during the year, including four systems to four new customers. Customers are using these systems for the production of non-volatile memories, photo-semiconductors and several types of MEMS devices, including Film Bulk Acoustic Resonators (FBARs).
o	The company completed the drawdown of its structured secondary offering facility with Kingsbridge Capital, selling a total of 8.5 million shares, raising a total of $10.4 million in equity capital.
o	The company elected Brad Mattson as its Executive Chairman and Thomas Mika as President and Chief Executive Officer, succeeding former Chairman, President & CEO Michael Parodi. Christine Hergenrother was appointed as Vice President and Chief Financial Officer, succeeding Mr. Mika.

Financial Results

Revenues for the fourth quarter were $3.6 million, a decrease of 42% from $6.2 million for the fourth quarter of 2004, and an increase of 23% from $2.9 million in the third quarter of 2005. Tegal reported a net loss of ($3.4) million, or ($0.07) per share, for the quarter, compared to a net loss of ($1.6) million, or ($0.06) per share in the comparable quarter one year ago. Sequentially, Tegal’s reported loss increased from ($2.7) million or ($0.06) per share, in the third quarter of 2005.

For the full fiscal 2005, revenues were $14.9 million, a decrease of 10% from $16.5 million for fiscal 2004. Tegal reported a net loss of ($14.9) million, or ($0.32) per share for the fiscal year, compared to a net loss of ($12.6) million, or ($0.56) per share in the prior fiscal year. Tegal’s loss for the year included non-cash charges for: (i) a $2.0 million non-cash interest expense related to the amortization of the beneficial conversion feature connected to the debenture financing in FY2004 (ii) a $1.7 million one-time expensing of in-process research and development (IPR&D) related to its acquisition of First Derivative Systems, Inc. and (iii) a $0.8 million increase of excess inventory reserves. Excluding these non-cash charges, Tegal’s pro-forma non-GAAP loss for the year was $10.5 million.

Gross profits for the fourth quarter of fiscal 2005 were 1.1% compared to 43.4% in the same quarter one year ago. The decline in margins in the quarter resulted from a less efficient absorption of overhead costs on lower revenues and the effect of the increase in inventory reserves. For the year ended March 31, 2005, gross profits were 21.9% versus 28.1% in the prior fiscal year. Low overhead absorption and increased inventory reserves negatively affected gross profits for both years.

Operating expenses for the fourth quarter were $3.4 million, an increase of $0.8 million from the fourth quarter of fiscal 2004. For the year ended March 31, 2005, total operating expenses were $16.3 million compared to operating expenses of $11.8 million in the prior fiscal year. The non-cash IPR&D charge for fiscal 2005 was $1.7 million, while the same charge for fiscal 2004 was $2.2 million. The operating loss for the fourth quarter was a ($3.4) million compared to an income of $62 thousand in the same quarter one year ago. The Company’s operating loss for the full year was ($13.1) million, compared to an operating loss of ($7.2) million in the prior year.

Cash at the end of the fourth quarter was $7.1 million, up $0.1 million from the same quarter one year ago, and up by $1.7 million from the third quarter. While the company’s notes payable and bank lines of credit declined to $159 thousand from $2.4 million year-to-year, accounts payable increased by $2 million over the same period. The increase in inventories from one year earlier of approximately $1.4 million resulted primarily from the company’s investment in its newly developed OnCore™ PVD system.

Outlook

“Fiscal 2005 proved to be a pivotal year for our company,” said Thomas Mika, newly appointed President and CEO of Tegal Corporation. “We’ve strengthened our senior management team, and we continued the development of our new NLD and OnCore products, both of which required substantial investment. Our base Etch and PVD business units performed well, but there were some customer delays in ramping advanced programs, especially in non-volatile memories. We have re-affirmed our commitment to achieve cash break-even in operations this fiscal year, and took the initial steps toward this goal.”

“In recent years Tegal has focused on emerging niche markets, which represent significant growth opportunities for the company, but which are unpredictable in terms of timing,” said Brad Mattson, newly appointed Executive Chairman of Tegal Corporation. “Tegal has begun the process of re-aligning its business strategy to also invest in opportunities in large, existing equipment markets. This is a strategy that I have implemented successfully in the past and one that I believe is possible for Tegal because of the strength of its technology.”

Investor Conference Call

Company will host a conference call for investors today (Thursday, May 19) at 5:00 p.m. (EDT) / 2:00 p.m. (PDT). The dial-in phone numbers are (800) 299-7089 or (617) 801-9714 (for international callers). Investors should reference pass code: 68300902.

A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, May 26, 2005. To access, investors should dial (888) 286-8010 or (617) 801-6888 (for international callers) and enter pass code: 49394839. The conference call also will be available live via the Investor Section of the Company’s website at: www.tegal.com. A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website, as well.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits. More information is available on the Internet at: www.tegal.com.

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	March 31, 2005 ——————	March 31, 2004 —————
Current assets:
Cash and cash equivalents	$7,093	$7,049
Trade receivables, net	2,347	4,729
Inventories	5,140	3,719
Prepaid expenses and other current assets	641	905

Total current assets	15,221	16,402
Property and equipment, net	3,342	4,039
Intangible assets, net	1,796	1,190
Other assets	183	1,027

Total assets	$20,542	$22,658

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$159	$1,103
Bank line of credit	—	1,347
2% convertible debentures, net	—	74
Accounts payable	3,607	1,645
Product warranty	252	366
Accrued expenses and other current liabilities	2,575	2,604
Deferred revenue	122	440

Total current liabilities	6,741	7,579
Other long-term obligations	64	98
Long-term portion of capital lease obligation	13	26

Total liabilities	6,792	7,703

Stockholders' equity:
Common stock	528	366
Additional paid-in capital	99,156	85,376
Accumulated other comprehensive income	(110)	124
Accumulated deficit	(85,824)	(70,911)

Total stockholders' equity	13,750	14,955

	$20,542	$22,658

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31, ————————		Twelve Months Ended March 31, ————————
	2005 ———	2004 ———	2005 ———	2004 ———
Revenue	$3,556	$6,157	$14,888	$16,528
Cost of revenue	3,516	3,484	11,621	11,881

Gross profit (loss)	40	2,673	3,267	4,647

Operating expenses:
Research and development	1,529	815	5,772	3,305
Sales and marketing	675	587	2,905	2,347
General and administrative	1,238	1,209	6,009	3,973
In-process research and development	—	—	1,653	2,202

Total operating expenses	3,442	2,611	16,339	11,827

Operating income (loss)	(3,402)	62	(13,072)	(7,180)
Other income (expense), net
Interest expense, net	1	(1,653)	(2,064)	(5,521)
Other income (expense)	2	32	223	99

Total other income (expense), net	3	(1,621)	(1,841)	(5,422)

Net loss	$(3,399)	(1,559)	$(14,913)	$(12,602)

Net loss per share, basic and diluted	$(0.07)	$(0.06)	$(0.32)	$(0.56)

Shares used in per share computation:
Basic	52,206	27,375	46,879	22,442
Diluted	52,206	27,375	46,879	22,442

Reconciliation from GAAP to non-GAAP Measures of Performance

	Three Months Ended March 31, —————————		Twelve Months Ended March 31, —————————
	2005 —————	2004 —————	2005 —————	2004 —————
Revenue	$3,556	$6,157	$14,888	$16,528
GAAP Cost of revenue	3,516	3,484	11,621	11,881

Non-cash increase in inventory reserve	(778)	—	(778)	(967)

Non GAAP Cost of revenue	2,738	3,484	10,845	10,914

Non GAAP Gross profit (loss)	818	2,673	4,045	5,614

GAAP Total operating expenses	3,442	2,611	16,339	11,827
Non-cash IPR&D expense	—	—	(1,653)	(2,202)

Non GAAP total operating expenses	3,442	2,611	14,686	9,625

Non GAAP Operating income (loss)	(2,624)	62	(10,641)	(4,011)
GAAP Total other income (expense), net	3	(1,621)	(1,841)	(5,422)
Non-cash interest expense associated with Debentures	0	1,653	2,019	5,519

Non GAAP total other income (expense), net	3	32	178	97

Non GAAP Net income (loss)	$(2,621)	$94	$(10,463)	$(3,914)

Non GAAP Net loss per share, basic	$(0.05)	$0.00	$(0.22)	$(0.17)

Non GAAP Net income (loss) per share, diluted	$(0.05)	$0.00	$(0.22)	$(0.17)

Shares used in per share computation:
Basic	52,206	27,375	46,629	22,442
Diluted	52,206	40,204	46,629	22,442